Exhibit 4.221

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 128311 dated January 27, 2015

For Rendering

Local Telecommunications Services, Except for
Local Telecommunications Services via Coin-Box Telephones
and Multiple-Access Facilities

This license is granted to

Joint Stock Company

SMARTS Yoshkar-Ola

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1156315000467

Taxpayer Identification

Number (INN)

1215186607

Location (place of residence):

8V Mashinostroiteley Str., Yoshkar Ola,
 Mari El Republic, 424020

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until January 26, 2017

This license is granted by decision of

the licensed body — Order dated March 31, 2015 No. 179-pчc

Appendix being an integral part of this license is executed on

2 sheets

Deputy Head	Signature A.A. Pankov

Stamp

L.S.

CN 064999

Appendix to the license No. 128311**

License Requirements

1. Joint Stock Company SMARTS Yoshkar-Ola (licensee) shall observe the term of this license.

Abbreviated name:

SMARTS Yoshkar-Ola JSC

OGRN [PRIMARY STATE REGISTRATION NUMBER] 1156315000467

INN (TIN) 1215186607

Location:

8V Mashinostroiteley Str., Yoshkar Ola, Mari El Republic, 424020

2. The licensee shall commence provision of telecommunications services under this license on or before January 27, 2015.

3. The licensee shall provide telecommunications services under this license only within the territory of the Republic of Mari El.

4. Under this license the licensee shall provide a subscriber* with:

a)                            access to the licensee’s telecommunications network;

b)                            the subscriber line for permanent use;

c)                             local telephone connections for:

transmission of voice information;

transmission of facsimile messages;

transmission of data;

d)                            access to telematic communications services and intra-area, intercity and international telephone communications services, as well as to data communication services, except for data communication services for voice transmission;

e)                             access to the information inquiry support system;

f)                              the possibility of free calls around the clock to emergency response services by dialing a single number for calling emergency response services, as well as numbers for calling the appropriate emergency response services established in accordance with the Russian system and numbering plan;

g)                             transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5. The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6. When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s local telephone network(s) to the public telecommunications network, connection to the licensee’s local telephone network(s) of other telecommunications networks, recording and transmission of traffic in the licensee’s local telephone network(s), recording and transmission of traffic from (to) telecommunications networks of other operators.

7. This license has been granted based on the results of consideration of the application for renewal of the license No. 95281 dated January 26, 2012, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8. When providing telecommunications services under this license, the radio-frequency spectrum is not used.

9. The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10. The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11. The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to local telecommunications services and intended for increase in their customer value may be provided, except for local telecommunications services via coin-box telephones and multiple-access facilities, unless a separate license is required for this purpose.

** This license has been granted within renewal of the license No. 95281 dated January 26, 2012.

128311